(LOGO)	World Headquarters 15350 Vickery Drive Houston, TX 77032 Mike Slaughter Vice President Finance 281-618-3428
NEWS RELEASE

FOR IMMEDIATE RELEASE

Thursday March 9, 2006

EGL, Inc. Reports Record Revenue

Diluted EPS of $0.47

HOUSTON, March 9, 2006 – EGL, Inc. (NASDAQ: EAGL) reported record gross revenues of $835.1 million for the quarter ended December 31, 2005 driven by growth across air, ocean and customs brokerage product lines and diluted earnings per share of $0.47, an increase of 81%.  Gross revenues for the year were $3.1 billion, an increase of 13%. Diluted earnings per share for the year was $1.22, an increase of 16%.

Diluted earnings per share of $0.47 included a $0.07 per share charge for the KBR overcharge penalty offset by a $0.06 per share gain from the release of escrow funds related to the sale of the Company’s interest in TDS during 2004.

The fourth quarter diluted earnings per share also included a $0.08 per share charge for higher expenses related to the warehouse fire in the United Kingdom and higher insurance expenses partially offset by a $0.04 per share benefit related to income taxes.

2005 Financial Highlights:

•

Operating income increased 17% to $95.4 million;

•

Operating income as a percent of net revenues improved to 10.1% compared to 9.4% in 2004;

•

Repurchased approximately 25% of total common shares outstanding (13.1 million shares for $305 million);

•

Net cash flow from operating activities increased significantly to $155 million compared to $32 million in 2004 due to a 13% improvement in days sales outstanding;

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Free cash flow, defined as net cash flow from operating activities less capital expenditures, was $115 million.

Q4 Financial Highlights:

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Net revenue margins improved by 140 basis points to 30.1% in Q4 2005 compared to 28.7% in Q4 2004;

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Net revenues increased 10% to $251.6 million on positive activity across all geographic areas;

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Net income for the quarter increased 48% to $19.1 million;

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Days sales outstanding improved to 61 days compared to 70 days in Q4 2004.

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	Three Months Ended		Year Ended
	12/31/05	12/31/04	12/31/05	12/31/04
$ thousands (except EPS)
Gross revenues % change	$ 835,089 + 4%	$ 800,107	$ 3,096,516 + 13%	$ 2,741,392
Net revenues % change Net revenue margin Operating income	$ 251,586 + 10% 30.1% $ 27,640	$ 229,629 28.7% $ 28,291	$ 948,474 + 10% 30.6% $ 95,410	$ 865,366 31.6% $ 81,324
Net income Diluted EPS	$ 19,061 $ 0.47	$ 12,890 $ 0.26	$ 58,160 $ 1.22	$ 50,878 $ 1.05

EGL Chief Executive Officer Jim Crane commented, “Our solid 2005 results were bolstered by increasing operating margins and strong cash flow improvements which gave us the confidence to repurchase 25% of our shares.  Moving into 2006, we remain focused on four key areas:  (1) revenue growth across all product lines and geographies (2) improving yields through pricing and effective purchasing of capacity, (3) operational efficiencies through streamlined processes, and (4) increasing cash flow from operations.  The efforts of all our employees are contributing nicely toward our goals of improving profitability and enhancing shareholder value.”

Net revenues of $251.6 million in the fourth quarter of 2005 increased by 10% over last year driven by a 17% increase in ocean freight forwarding net revenues and a 13% increase in airfreight forwarding net revenues.

Net revenue margins of 30.1% improved by 140 basis points over the fourth quarter of 2004, on improved recovery of fuel surcharges and increased available ocean capacity.  Airfreight forwarding margins improved 170 basis points to 26.7% in the fourth quarter while ocean freight forwarding margins improved 250 basis points to 19.6%.

Non-operating income of $2.9 million in the fourth quarter of 2005 included a $4.0 million gain from the release of escrow funds related to the sale of the Company’s interest in TDS and $2.8 million of net interest expense.

Cash Flow and Stock Repurchases

Cash flow from operations was $155 million for the year.  EGL ended the year with $123 million in cash, restricted cash and short-term investments and $231 million of total debt.

During 2005, the Company repurchased approximately 25% of its outstanding common stock (13.1 million shares) in the open market for $305 million.  At December 31, 2005, 40 million common shares remained outstanding.

2006 Earnings Guidance

For 2006, EGL expects total year diluted earnings per share in the range of $1.50 to $1.55, excluding an estimated $0.13 of stock compensation expense as a result of the Company’s adoption of SFAS 123(R) “Share-Based Payment” effective January 1, 2006.  First quarter 2006 earnings per share are anticipated to be in the range of $0.18 to $0.20, excluding an estimated $0.04 of stock compensation expense, compared to $0.14 in the first quarter of 2005.

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Earnings Conference Call

EGL, Inc. plans to host a conference call for shareholders and the investing community on March 9, 2006 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the quarter ended December 31, 2005.  The call can be accessed by dialing (719) 457-2637, access code 5155424 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live webcast on the Company's website, www.eaglegl.com, on the Investor Relations page.  An audio replay will be available until Thursday, March 23, 2006 at (719) 457-0820, access code 5155424.

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Founded in 1984, Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2005 revenues of $3.1 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company’s shares are traded on the NASDAQ National Market under the symbol “EAGL”.

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CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding projected revenue growth, profitability and earnings per share (including guidance), capital expenditure levels, growth opportunities, yield improvement, increased efficiencies, improvements in operating and financial systems, effective tax rates, our ability to pass-through fuel costs, expected insurance recoveries, stock repurchases, and other statements that are not historical facts, are forward looking statements. These statements involve risks and uncertainties including, but not limited to, our ability to manage and continue growth,  risks associated with operating in international markets, events impacting the volume of international trade, our ability to comply with rules relating to the performance of U.S. government contracts, fuel shortages and price volatility of fuel, seasonal trends in our business, currency devaluations and fluctuations in foreign markets, our effective income tax rate, our ability to upgrade our information technology systems, protecting our intellectual property rights, heightened global security measures, availability of cargo space, increases in the prices charged by our suppliers, competition in the freight industry and our ability to maintain market share, material weaknesses within our internal controls, dependence on our founder, liability for loss or damage to goods, the results of litigation, exposure to fines and penalties if our owner/operators are deemed to be employees, failure to comply with environmental, health and safety, and criminal laws and regulations and governmental permit and licensing requirements and other factors detailed in the Company's  Annual Reports on Form 10-K  and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues	$ 835,089	$ 800,107	$ 3,096,516	$ 2,741,392
Cost of transportation	583,503	570,478	2,148,042	1,876,026
Net revenues	251,586	229,629	948,474	865,366
Operating expenses:
Personnel costs	131,542	124,984	522,015	481,320
Other selling, general and administrative expenses	92,404	76,354	331,049	302,722
Operating income	27,640	28,291	95,410	81,324
Nonoperating income (expense), net	2,905	(1,683)	5,147	7,259
Income before provision for income taxes	30,545	26,608	100,557	88,583
Provision for income taxes	11,484	13,718	42,397	37,705
Net income	$ 19,061	$ 12,890	$ 58,160	$ 50,878

Basic earnings per share	$ 0.48	$ 0.28	$ 1.23	$ 1.11
Diluted earnings per share	$ 0.47	$ 0.26	$ 1.22	$ 1.05
Basic weighted-average common shares outstanding	39,912	46,806	47,442	45,813
Diluted weighted-average common shares outstanding	40,427	52,338	47,832	51,914

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EGL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)
	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$ 123,254	$ 110,509
Trade accounts receivable, net of allowance	560,954	611,594
Other current assets	70,473	56,034
Total current assets	754,681	778,137
Property and equipment, net	185,906	178,218
Investments in unconsolidated affiliates	534	619
Goodwill, net	113,048	108,470
Other assets, net	35,316	29,419
Total assets	$ 1,089,485	$ 1,094,863
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$ 15,967	$ 19,426
Trade payables and accrued transportation costs	342,351	337,137
Accrued expenses and other liabilities	152,409	134,107
Total current liabilities	510,727	490,670
Long-term debt	214,555	12,752
Other noncurrent liabilities	40,859	38,207
Minority interests	1,616	802
Stockholders’ equity	321,728	552,432
Total liabilities and stockholders’ equity	$ 1,089,485	$ 1,094,863

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Twelve Months Ended
	December 31,
	2005	2004
Cash flows from operating activities:
Net income	$ 58,160	$ 50,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,932	35,109
Bad debt expense	8,630	6,672
Other	2,460	922
Net effect of changes in working capital, net of assets acquired	50,220	(61,448)
Net cash provided by operating activities	155,402	32,133
Cash flows from investing activities:
Capital expenditures	(40,468)	(38,163)
Purchase of short-term investments	-	(44)
(Increase) decrease in restricted cash	5,322	(3,426)
Proceeds from sales of marketable securities	542	-
Proceeds from sales of other assets	4,327	1,106
Proceeds from property insurance	673	-
Acquisitions of businesses, net of cash acquired	(56)	(16,216)
Earnout payments	(4,404)	(3,291)
Cash received from disposal of affiliates	2,787	52,123
Collection of notes receivable	2,606	906
Net cash used in investing activities	(28,671)	(7,005)
Cash flows from financing activities:
Proceeds from issuance of debt	495,597	211,029
Repayment of debt	(309,297)	(218,778)
Issuance (repayment) of short-term debt with maturities of less than three months, net	(2,744)	12,078
Repayment of financed insurance premiums and software, net	(3,364)	(6,417)
Repayment of capital leases	(2,245)	(937)
Repurchases of common stock	(305,317)	(59,079)
Payment of deferred financing fees	(3,454)	(1,097)
Issuance of common stock for employee stock purchase plan	1,135	791
Proceeds from exercise of stock options	21,176	39,899
Other	801	(120)
Net cash used in financing activities	(107,712)	(22,631)
Effect of exchange rate changes on cash	(430)	(3,678)
Increase (decrease) in cash and cash equivalents	18,589	(1,181)
Cash and cash equivalents, beginning of the period	92,918	94,099
Cash and cash equivalents, end of the period	$ 111,507	$ 92,918

Fourth quarter 2005 product and geographic data and air freight statistics are available on EGL’s website,
www.eaglegl.com on the Investor Relations page.